Letter To Stockholders March 9, 2012 Dear Stockholder: American Realty Capital Trust, Inc., a Maryland corporation that quali_es as a real estate investment trust for U.S. federal income tax purposes (the ‘‘Company’’), has listed its common stock on the NASDAQ Global Select Market (‘‘NASDAQ’’), American Realty Capital Trust, Inc. commencing on March 1, 2012, under the symbol ‘‘ARCT’’ (the ‘‘Listing’’). te 405 Park Avenue Listing provides its stockholders a security that can be sold on a daily basis at a price New York,New York 10022 determined by the market. te Company currently intends to continue its current dividend of $0.70 per Share per year, paid in monthly increments. In connection T 212-415-6500 with the listing of the Company’s common stock on NASDAQ, the Company has F 212-421-5799 internalized the management services formerly provided by the Company’s advisor w http://www.arctreit.com by terminating the advisory agreement with our former advisor, subject to a 60-day notice period (subject to our right to extend this agreement for three consecutive one-month periods), purchasing our property manager from our sponsor, AR Capital, LLC, for $10.00, and entering into an agreement with our property manager to waive any fees payable by us under the property management agreement to which we are a party. For those stockholders who might wish to sell their securities other than on NAS-DAQ, the Company will permit them to tender up to $220,000,000 in value of shares of its common stock, par value $0.01 per share (the ‘‘Shares’’), for purchase Page 1 by the Company at a price not greater than $11.00 nor less than $10.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the enclosed o_er to purchase (the ‘‘O_er to Purchase’’) and in the related letter of transmittal (the ‘‘Letter of Transmittal’’), as each may be supplemented or amended from time to time (which together constitute, the ‘‘O_er’’). te Company is conducting the O_er through a procedure commonly referred to a modi_ed ‘‘Dutch auction’’ tender o_er. tis procedure allows you to select the price or up to three prices within the $10.50 to $11.00 price range at which you are willing to sell your Shares. te actual purchase price will be determined by the Company in accordance with the terms of the O_er. All Shares purchased under the O_er will receive the same price. However, because of the proration and ‘‘odd lot’’ provisions, all Shares tendered at or below the purchase price may not be purchased if more than $220,000,000 in value of Shares are tendered at or below the price determined by the Company. You may tender all or only a portion of your Shares. Fractional Shares will not be purchased in the O_er. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MARCH 28, 2012, OR SUCH OTHER DATE TO WHICH THE OFFER MAY BE EXTENDED (THE ‘‘EXPIRATION DATE’’). Prior to tendering Shares, we recommend that you contact your _nancial advisor. As part of the listing of the Shares on NASDAQ, some, but not all, of the registered accounts will automatically be transferred to brokerage accounts in which the Shares will be held in ‘‘street’’ name in tradable accounts (or, in other words, registered in the name of a broker, dealer, commercial bank, trust company or nominee, although still bene_cially owned by you). If your Shares are held in ‘‘street’’ name, you must contact your broker, dealer, commercial bank, trust company or other American Realty Capital Trust, Inc. nominee to tender your Shares. You will need to work with your broker and your 405 Park Avenue _nancial advisor to determine the status of your account and the best way to tender New York,New York 10022 your Shares, if you desire to do so. T 212-415-6500 If your Shares are registered in the name of a broker, dealer, commercial bank, F 212-421-5799 trust company or other nominee or other nominee, you should contact them if w http://www.arctreit.com you desire to tender your Shares and request that they tender your Shares for you. If a custodian or other nominee holds your Shares, it may have an earlier deadline for accepting the O_er. We urge you to contact the custodian or other nominee that holds your Shares to _nd out its deadline. te other terms and conditions of the O_er are explained in detail in the enclosed O_er to Purchase and the Letter of Transmittal. We encourage you to read these materials carefully before making any decision with respect to the O_er. te instructions on how to tender Shares are also explained in detail in the accompanying materials. Our Board of Directors has approved the O_er. However, none of the Company, our Board of Directors, the dealer manager, the depositary, the paying agent, the information agent and any of their respective a_liates is making any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you should choose to tender your Shares. You should make your decision based on your views as to the value of the Shares and the Company’s prospects, as well as your liquidity needs, investment objectives and other Page 2 individual considerations. You should discuss whether to tender your Shares with your broker or other _nancial or tax advisor. If you have any questions regarding the O_er or need assistance in tendering your Shares, you can contact Georgeson Inc., the information agent, at (888) 658-5755 (toll-free). Requests for additional copies of the O_er to Purchase, the Letter of Transmittal or other O_er documents may also be directed to the information agent. Sincerely, Nicholas S. Schorsch William M. Kahane Chairman of the Board Chief Executive O_cer and President